Exhibit 10.1

DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

This AGREEMENT (the “Agreement”) dated as of March 25, 2003 (the “Effective Date”) between Kensey Nash Corporation, a Delaware corporation, having its principal place of business at 55 East Uwchlan Avenue, Exton, PA 19341 (hereinafter referred to as “KNC”) and Orthovita, Inc., a Pennsylvania corporation, having its principal place of business at 45 Great Valley Parkway, Malvern, PA 19355 (hereinafter referred to as “Orthovita”).

WHEREAS, KNC is a company engaged in the development, manufacturing, marketing and sale of medical devices for a wide variety of applications;

WHEREAS, KNC has expertise in developing and manufacturing biomaterials-based medical devices and desires to jointly develop products with Orthovita under the terms of this Agreement;

WHEREAS, KNC has proprietary materials and processes that Orthovita desires to be incorporated in products developed jointly by the parties;

WHEREAS, Orthovita is a company engaged in the development, manufacturing, marketing and sale of medical devices for orthopedic applications;

WHEREAS, Orthovita has expertise in developing and manufacturing biomaterials-based medical devices and desires to jointly develop products with KNC under the terms of this Agreement;

WHEREAS, Orthovita desires to launch additional new product line extensions for VITOSS, its proprietary synthetic bioactive bone grafting material, for its distribution network; and

WHEREAS, Orthovita and KNC desire to jointly develop products, and KNC desires to manufacture such products and sell them to Orthovita and Orthovita desires to distribute such products under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements provided herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1	“Act” shall have the meaning set forth in Section 11.1.

1.2	“Additional Products” shall mean products, other than the Initial Products (as defined below), which products may be developed and manufactured by the parties pursuant to an amendment to this Agreement.

1.3	“Approval(s)” shall mean receipt from the FDA or other applicable Governmental Authority of final approval, including any applicable pricing, final labeling or reimbursement approvals, necessary to manufacture, market and sell a Commercial Product in a country of the Territory.

1.4	“CE Marking” shall have the meaning set forth in Section 4.5(c).

1.5	“cGMP” shall mean the current Good Manufacturing Practices regulations promulgated by the FDA under the Act as of the time of manufacture of the applicable Commercial Products, as well as comparable good manufacturing practice regulations of any other applicable Governmental Authority of a jurisdiction in which Commercial Products are sold and subject to any arrangements, additions, or clarifications agreed from time to time between the parties.

1.6	“Claim(s)” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.7	“Commercial Product(s)” shall mean any Initial Product that has received Approval and is intended for sale to the end-use market.

1.8	“Confidential Information” shall mean all oral or written information that is disclosed by either party (the “Disclosing Party”) to the other party (the “Receiving Party”), or that the Receiving Party becomes aware of as a result of its discussions and work with the Disclosing Party, and that is not generally known to the public, including but not limited to, information of a technical nature such as trade secrets; manufacturing processes or devices or know-how; techniques, data, formulas, inventions, discoveries or innovations (whether or not patentable), specifications and characteristics of current products or products under development; research projects, methods and results; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers and customers; product, marketing or strategic plans; financial information; personnel records and other information of a similar nature, provided, however, that Confidential Information shall not include any information that (i) is or becomes public knowledge without breach of the Receiving Party’s obligations hereunder; (ii) is rightfully acquired by the Receiving Party from a third party that is not under a confidentiality restriction on disclosure or use; (iii) was already known to the Receiving Party prior to receipt from the Disclosing Party as evidenced by written records; (iv) is required to be disclosed by law or court order, provided that notice of the requirement is promptly delivered to the Disclosing Party in order to provide the Disclosing Party with an opportunity to challenge or limit the disclosure obligations; or (v) is disclosed or used following the Receiving Party’s receipt of express written consent from an authorized representative of the Disclosing Party. The Receiving Party shall have the burden of proof respecting any of the aforementioned events on which the Receiving Party relies as relieving it of any confidentiality restrictions hereunder. Written disclosures for which protection is sought must be obviously marked as “Confidential” or “Proprietary” and oral disclosures for which protection is sought must at the outset be clearly identified by the Disclosing Party as Confidential Information and submitted by the Disclosing Party in summary form to the Receiving Party, marked as above within thirty (30) days after disclosure; provided, however, that protection under Section 9 shall also be given to information that is not so marked if a reasonable person would assume that it is Confidential Information.

1.9	“Consignment Stock” shall mean the stock of VITOSS maintained by KNC at its facility.

1.10	“Development Program” has the meaning set forth in Section 3.1 hereof.

1.11	“Development Plan” shall mean the plan for development and FDA approval of Initial Products as hereinafter defined, as set forth in Schedule A. The parties may modify and amend Schedule A from time to time throughout the Term as required to assure successful commercialization of the Initial Products.

1.12	“Disclosing Party” shall have the meaning set forth in Section 1.8.

1.13	“Distributor” shall mean any entity designated by Orthovita to advertise, promote, market, distribute and sell the Initial Product(s) within a certain geographic area of the Territory.

1.14	“EU Medical Device Directives” shall have the meaning set forth in Section 4.5(c).

1.15	“FDA” shall have the meaning set forth in Section 3.7.

1.16	“Field” shall mean orthopedics, including spinal and trauma, and dental, periodontal, and craniomaxiofacial applications.

1.17	“First Commercial Sale” shall mean the first bona-fide commercial sale for use or consumption of Commercial Product in the Territory after United States Food and Drug Administration or other Governmental Authority has cleared or approved such product for marketing as required.

1.18	“Governmental Authority” shall mean any court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country, (b) any foreign, federal, state, county, city or other political subdivision thereof, (c) any supranational body, or (d) a Notified Body.

1.19	“Initial Product(s)” shall mean any one or combination [**].

1.20	“Initial Term” shall have the meaning set forth in Section 2.1.

1.21	“Intellectual Property” shall mean all inventions, discoveries and innovations (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent rights, patent applications and invention disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, all registered or unregistered trademarks, trade names and service marks, including all goodwill associated therewith, and copyrights, and all applications and registrations for any of the foregoing owned or controlled by or issued to Orthovita or KNC, and any trade secrets and know-how, in each case relating to the Initial Products in the Field in the Territory.

1.22	“KNC Indemnified Party” shall have the meaning set forth in Section 15.2.

1.23	“Losses” shall mean any and all damages (including incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to third parties and required to be paid to third parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement subject to the indemnification provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a third party.

1.24	“Master File” shall mean a file to support an Approval submitted directly to the FDA in order to maintain the confidentiality of the material contained in such file.

1.25	“MDR” shall have the meaning set forth in Section 4.6(h).

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

1.26	“Minimum Unit Sales” shall have the meaning set forth in Section 6.8.

1.27	“Orthovita Indemnified Party” shall have the meaning set forth in Section 15.1.

1.28	“Net Sales” shall have the meaning set forth in Section 6.1.

1.29	“Permitted Use” shall mean the use of the other party’s Intellectual Property necessary to perform under this Agreement.

1.30	“Product Drawings” shall have the meaning set forth in Section 5.1.

1.31	“Product Specifications” shall have the meaning set forth in Section 5.1.

1.32	“Product Warranties” shall have the meaning set forth in Section 11.1.

1.33	“Project Plan” shall have the meaning set forth in Section 3.1.

1.34	“Purchase Orders” shall have the meaning set forth in Section 5.3.

1.35	“Quarterly Commitment” shall have the meaning set forth in Section 4.6(d).

1.36	“Receiving Party” shall have the meaning set forth in Section 1.8.

1.37	“Rolling Forecast” shall have the meaning set forth in Section 4.6(d).

1.38	“Submission” shall have the meaning set forth in Section 3.6.

1.39	“Successive Term” shall have the meaning set forth in Section 2.1.

1.40	“Term” shall have the meaning set forth in Section 2.1.

1.41	“Territory” shall mean worldwide.

1.42	“Transfer Price(s)” shall mean the price paid by Orthovita to KNC for the Commercial Product(s), as set forth in Section 5.1 hereof.

1.43	“VITOSS” shall mean Orthovita’s proprietary synthetic bone grafting material.

2. TERM

2.1	This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, continue for seven (7) years from the date of the First Commercial Sale (the “Initial Term”). If none of the Initial Products or any Additional Products have been commercialized within two years from the Effective Date of this Agreement, this Agreement will automatically terminate unless otherwise agreed in writing by the parties. The Initial Term shall be automatically extended for one additional three (3) year term (the “Successive Term”), unless written notice is provided by either party at least six months prior to the expiration of the Initial Term (the Initial Term and the Successive Term are collectively referred to as the “Term”).

3. DEVELOPMENT PROGRAM

3.1	Development Roles. Subject to the terms of this Agreement, KNC and Orthovita agree to work together in good faith to develop the Initial Products (the “Development Program”) in accordance with the Development Plan as generally outlined in Schedule A. KNC and Orthovita will work together to define the Initial Products’ specifications that meet the market requirements, utilizing KNC’s expertise in biomaterials and the fabrication of resorbable products and Orthovita’s expertise in biomaterials and the orthopedic end-use market. Orthovita and KNC together will conduct engineering, research and development, and manufacturing of prototypes related to the development of the Initial Products. Orthovita will advise and provide feedback on product development progress, including medical input to provide assistance in the definition of the end-user product requirements and marketing specifications. The parties shall prepare a more detailed project plan (“the Project Plan”), as necessary, regarding the exchange of proprietary information, the resources to be devoted to the development of the Initial Products, scheduling of meetings, estimated development timetables, milestones, joint testing of prototypes, and timing of deliverables. The assignment of the regulatory work will be developed as part of the Project Plan and will be performed on a joint basis, it being understood that Orthovita has responsibility for design controls and maintaining a design history file for each of the Initial Products.

3.2	Efforts. Each party will use its commercially reasonable efforts, and will devote sufficient time, attention and qualified personnel, to meet the delivery dates for any deliverables and other matters agreed to in the Development Plan or Project Plan in accordance with this Agreement. The parties will provide each other with such technical support relating to the development of the Initial Products as reasonably necessary for the parties to develop the Initial Products. The parties acknowledge that in connection with the development of the Initial Products, each of the parties may need access to certain Confidential Information of the other party that will be subject to the confidentiality provisions set forth in Article 9 hereof. Each party agrees to notify the other promptly of any factor, occurrence, or event coming to its attention that may affect that party’s ability to meet the requirements of the Development Plan, Project Plan or the Development Program generally, or that is likely to cause any material delay in the delivery of deliverables. The parties agree to periodically review the feasibility of commercialization of each of the Initial Products from a cost, risk and time to develop perspective. Neither party has any obligation to proceed with its obligations under the Development Program for any individual Initial Product, if the cost or risk to develop becomes commercially impractical.

3.3	Meeting Schedules. During the course of the Development Program, representatives of the parties shall meet at times and places mutually agreed upon to discuss the progress and results as well as any ongoing plans or changes to the Development Program.

3.4	Funding. KNC shall provide its manpower to execute the Development Program, and deliver prototype devices as needed for all pre-clinical and clinical requirements at no charge to Orthovita. Orthovita shall provide its manpower to execute the Development Program and provide VITOSS to manufacture the prototypes at no charge to KNC. Orthovita shall be responsible for all out-of-pocket third party expenses associated with the Development Program, including, but not limited to, animal studies and clinical trial expenses, if necessary, subject to Section 3.5. For the avoidance of doubt, the development costs incurred by KNC shall not be included in the Transfer Price of the Initial Products as set forth in Section 5. Notwithstanding the foregoing, Orthovita shall have no responsibility for capital investments associated with KNC’s manufacturing rights related to the Commercial Products. KNC shall fully fund and make all capital investments as may be reasonably required to carry out its obligations under the Agreement.

3.5	Third Party Expenses. Orthovita shall reimburse KNC, on a monthly basis and within 30 days of presentation of an invoice, for any out-of-pocket third party expenses incurred by KNC, provided that such expenses were referenced in the Development Plan or the Project Plan or are otherwise agreed to by Orthovita.

3.6	Sharing of Data. Except with respect to proprietary manufacturing information related to a party’s respective proprietary materials and processes, all data generated from the Development Program, including, but not limited to, laboratory, animal and clinical data, and also including all regulatory filings and correspondence to all regulatory authorities relating to the Development Program, shall be owned by both parties jointly, and the party generating or receiving any such data shall promptly make available and share it with the other party; provided, however, that prior to sharing such data, each party may redact the proprietary manufacturing information related to its respective proprietary materials and processes. Each party agrees to provide the other with copies of all abstracts, presentations, journal manuscripts and related materials relating to the Development Program intended for publication (each a “Submission”) at least thirty (30) days prior to the proposed Submission date for review and comment. Each party agrees to delete specific portions of submissions that consist of Confidential Information of the other party or are otherwise necessary to protect the patentability of such disclosure.

3.7	Regulatory Approval of Products. Orthovita shall have primary responsibility, at its sole cost, for obtaining all necessary U.S. and foreign Approvals for the Initial Products for use, sales, marketing and distribution, including the performance of animal and clinical trials, if necessary. KNC anticipates performing significant work assisting Orthovita in the preparation and writing of the 510(k) applications and will cooperate with Orthovita to the extent KNC’s participation is reasonably necessary or appropriate in order for Orthovita to procure such Approval, it being understood that KNC shall not be required to perform any animal tests or clinical studies required for Approval, unless otherwise agreed to in the Development Plan or Project Plan or otherwise by the parties. Without limiting the generality of the foregoing, Orthovita shall make all necessary submissions in the U.S. with the United States Food and Drug Administration and any successor agency thereto (“FDA”) under the Orthovita name. Orthovita shall provide to KNC copies of any written communications to or from the FDA or other Governmental Authority, and notify KNC of any oral communications with the FDA or other Governmental Authority, relating to a Master File or other document filed with such Governmental Authority, promptly after any such communications are sent or received, redacted of any proprietary information. In the event FDA or other Governmental Authority requests additional information from Orthovita, Orthovita shall advise KNC of the estimated date by which it will respond to such request, and the date that the response is submitted. KNC will make available to Orthovita, without charge, tangible written information in KNC’s possession and control that is required to prepare a submission for Approval, as Orthovita may reasonably request, as is reasonably necessary to obtain Approval, which information shall be presented in a form which satisfies the requirements of applicable FDA guidelines and/or regulations for such types of submissions seeking Approval. Notwithstanding the foregoing, in the case of sensitive confidential or proprietary manufacturing or other information in a Master File or comparable document, KNC may instead agree to provide such information directly to the FDA or other applicable Governmental Authority, as the case may be, or to an independent third party of its choosing which is reasonably acceptable to Orthovita, and shall respond directly (or through its independent agent) to any questions or inquiries from such Governmental Authority regarding the information. KNC shall provide to Orthovita copies of any written communications to or from the FDA or other Governmental Authority, and notify KNC of any oral communications with the FDA or other Governmental Authority, relating to a Master File or other document filed with such Governmental Authority, promptly after any such communications are sent or received, redacted of any proprietary information. In the event FDA or other Governmental Authority requests additional information from KNC, KNC shall advise Orthovita of the estimated date by which it will respond to such request, and the date that the response is submitted. In addition, KNC shall have no duty to disclose any of its proprietary information to any Governmental Authority or any other party, unless the regulatory authority in question provides for the protection of such proprietary information from disclosure in a manner substantially similar to that provided by the FDA.

3.8	Additional Products. From time to time, the parties may agree to jointly develop Additional Products. In such event, the parties shall execute a new agreement or an addendum to this Agreement, such new agreement or addendum shall describe the Additional Products and the extent to which this Agreement applies or does not apply to such Additional Products.

4. COMMERCIALIZATION AND SUPPLY

4.1	During the Term of this Agreement, Orthovita shall engage KNC as the exclusive manufacturer, subject to Section 4.2, of one hundred percent (100%) of its Initial Product requirements, including, without limitation, Initial Products required for engineering, testing and clinical trials, if any. That is, except as expressly set forth herein, Orthovita agrees to obtain or, in the case of Commercial Product, purchase all of its Initial Product requirements exclusively from KNC and from no other third party manufacturer.

4.2	If KNC is unable to supply Commercial Product pursuant to Section 4.5(b), Orthovita shall have the right to engage a back-up supplier to manufacture and supply its Commercial Product and to terminate any Purchase Order, in whole or in part, that KNC was unable to fill without liability or charge. Such right shall continue for a period of sixty (60) days after KNC notifies Orthovita that it is prepared to supply all of Orthovita’s Initial Product requirements, as provided herein.

4.3	Notwithstanding the provisions of Section 4.1, the parties acknowledge that KNC maintains a biomaterials business and supplies products to companies that manufacture and/or develop products that may compete with the Initial Products and the Additional Products. Subject to the use of the joint Intellectual Property set forth in Section 8.4 herein, nothing in this Agreement shall preclude KNC from continuing to conduct such business during the Term of this Agreement, or otherwise.

4.4	Orthovita may use Distributors in the commercialization of the Initial Products, provided that, Orthovita shall be responsible for monitoring such Distributors, so that the terms of this Agreement are met.

4.5	KNC agrees to:

a.	use commercially reasonable efforts to supply Orthovita with Orthovita’s projected Rolling Forecast requirements (pursuant to Subsection 4.6(d)) of Commercial Product;

b.	use commercially reasonable efforts to deliver Commercial Product hereunder on the scheduled delivery dates as set forth in the relevant Purchase Orders described in Section 5.3, [**];

c.	supply Orthovita with Commercial Product manufactured in material compliance with FDA Quality System Regulations (“QSR”), including cGMP, and ISO 13485. KNC shall also comply with the essential requirements of the European health, safety and environmental protections legislations set forth in the European Union Council Medical

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Device Directives (the “EU Medical Device Directives”) and declare such compliance by affixing the “CE Marking” to Commercial Product shipped to Orthovita, as necessary;

d.	seek written approval from Orthovita prior to implementing changes to the manufacturing process which KNC believes in its reasonable judgment may impact safety or efficacy of Commercial Product or changes which may require additional regulatory filings. Such notification shall be effected by providing sample materials to Orthovita for evaluation and approval, which approval shall not be unreasonably withheld, conditioned or delayed;

e.	seek written approval from Orthovita prior to implementing changes to Product Drawings or Product Specifications which KNC believes in its reasonable judgment may have a potential safety, efficacy, or regulatory impact on Commercial Product;

f.	investigate diligently, at Orthovita’s request, complaints or adverse events which relate to manufacture, sterilization, or packaging issues;

g.	provide to Orthovita any complaints KNC receives relating to the Commercial Product, including notice of any adverse events within three business days of their receipt;

h.	execute written master validation plans for Commercial Product, jointly created with and approved by Orthovita (redacted as necessary to protect KNC Confidential Information). Orthovita shall reimburse KNC for out-of-pocket costs associated with validation testing, including lab fees and the standard cost of product consumed during the process, and shall take for delivery all Commercial Product manufactured during the validation process. Any other costs, including costs of product not suitable for commercial sale (i.e., scrap in the event validation runs need to be repeated), shall be born equally between the two parties. Orthovita shall bear full responsibility for such plan, including 100% of any costs related to any potential regulatory actions related to such its contents;

i.	maintain VITOSS Consignment Stock at its facility, at the KNC address first listed above or another facility of KNC’s choosing with prior written notice to Orthovita, in accordance with cGMP, keep VITOSS identified as property of Orthovita, allow Orthovita to inspect the Consignment Stock during normal business hours upon reasonable request and prior written notice and shall make available to Orthovita, as requested, records regarding its usage, which KNC shall maintain as reasonably requested by Orthovita. KNC shall be responsible for any costs associated with excess usage, loss, or destruction (beyond that required by the Product Specifications and expected yields of the manufacturing process) caused by its negligent mishandling of VITOSS Consignment Stock, for which it will reimburse Orthovita for VITOSS at Orthovita’s standard cost for the material; and

j.	maintain a strategic reserve of any single source raw material required to supply any Commercial Products in such amount as it reasonably believes will be sufficient to allow for continuity of supply of Commercial Products until an alternative supplier for such single source raw material can be identified, qualified and brought online.

4.6	Orthovita agrees to:

a.	upon regulatory Approval, use commercially reasonable efforts, at least consistent with efforts for its internally developed products, to promote and market Commercial Product in the Territory;

b.	market and sell Commercial Product in the Field only for the indication approved on the Commercial Product labeling;

c.	be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of Commercial Product in the Territory;

d.	provide KNC with non-binding rolling twelve (12) month forecasts of Orthovita’s requirements of Commercial Product (“Rolling Forecast”), inclusive of quantities of samples and demo materials to be purchased by Orthovita. Such forecasts shall be prepared in good faith and provided prior to the First Commercial Sale and on a quarterly basis thereafter, no less than thirty (30) days prior to the beginning of each calendar quarter. The first three months of any twelve month Rolling Forecast shall be consistent with firm Purchase Orders to purchase Commercial Product and shall be considered a quarterly commitment (“Quarterly Commitment”);

e.	carry reasonable levels of inventory of Commercial Product to allow for normal fluctuations in sales demand from the Rolling Forecasts specified in Section 4.6(d) so as to allow KNC reasonable lead time to meet any change in demand;

f.	reimburse KNC for any and all unrecovered inventory costs of raw materials, components, and finished product, should any such inventory become obsolete or unusable in the manufacture of Commercial Product (a) within a four month period subsequent to a reduced or cancelled Purchase Order by Orthovita, (b) in the event quantities of Commercial Product under Purchase Orders provided by Orthovita are less than fifty (50) percent of any Rolling Forecast for any three month period, or (c) if such inventory becomes obsolete due to changes in processing and/or Product Specifications as directed by Orthovita; provided further that (i) KNC will attempt to minimize any losses associated with such obsoleted or unusable inventory, and (ii) KNC will reduce the Transfer Price of any Commercial Product provided to Orthovita that contains inventory for which KNC has been reimbursed per this Section 4.6(f);

g.	be solely responsible for the cost of any Commercial Product redesign, which varies from the Product Drawings established prior to the First Commercial Sale. If a Commercial Product redesign results in material and labor costs either higher or lower from what is anticipated in Product Drawings established at the First Commercial Sale, Transfer Prices of Commercial Product shall be adjusted accordingly;

h.	investigate diligently all adverse events and complaints of which Orthovita has knowledge or awareness, related to any application which incorporates Commercial Product. Orthovita shall be responsible for the cost and execution of all medical device reporting (“MDR”) in accordance with 21 CFR Part 803 and all vigilance reporting required in the markets where Commercial Products are sold;

i.	provide to KNC any complaints Orthovita receives relating to the Commercial Product, including notice of any adverse events, within three business days of their receipt;

j.	fund sterilization validations, follow-up dose audits, and ship shake testing, subject to separate negotiation with KNC, regarding the price and extent thereof;

k.	subject to the assistance and cooperation to be provided by KNC pursuant to the terms of this Agreement, be solely responsible for all necessary Approvals to market the Initial Products including any re-approvals required due to, among other things, drawing and specification changes;

l.	create jointly with KNC and approve written master validation plans (redacted for any KNC confidential manufacturing information) related to the manufacture of the Commercial Products, subject to the cost sharing provisions outlined in Section 4.5(h). Orthovita shall bear full responsibility for such plan, including 100% of any costs related to any potential regulatory actions related to its contents;

m.	provide KNC with an adequate, timely supply of VITOSS to meet KNC’s manufacturing and delivery requirements hereunder; and

n.	include reference to KNC’s role as the manufacturer and co-developer on all packaging and marketing literature of Commercial Product, in form and substance reasonably acceptable to KNC.

5. ORDERING, PRICE AND PAYMENTS

5.1	Orthovita shall pay the Transfer Prices for each Commercial Product, to be negotiated based on final Commercial Product specifications and final drawings for the Commercial Products (“Product Specifications” and “Product Drawings”), processes and volumes of Commercial Products to be delivered. Such Transfer Prices shall include normal gross profit margins of [**]% to KNC, based upon KNC’s manufacturing costs using a standard manufacturing costing system that applies overhead rates consistent with other products KNC produces. For reference purposes only, KNC expects the Transfer Price for [**] depending upon volumes of product to be delivered. The parties acknowledge that the Commercial Products will incorporate VITOSS, which shall be supplied by Orthovita to KNC at no charge.

5.2	The Transfer Prices may be adjusted from time to time throughout the Term of the Agreement. If such price adjustments are related to revisions to Product Specifications or lot release criteria as directed by Orthovita, KNC will propose new pricing which will be negotiated in good faith and will be effective immediately upon shipment of Product meeting the new Product Specifications, without regard to the provisions that follow in this Section 5.2. Pricing may also be changed for other factors such as, but not limited to, changes in raw material costs, labor costs, regulatory costs, or product liability costs. Such pricing adjustments will occur no more than annually by so notifying Orthovita in writing at least seventy-five (75) days prior to the effective date of such change, and shall not exceed, unless otherwise agreed, the consumer price index for the Philadelphia metropolitan area as published by the U.S. Department of Labor, Bureau of Labor Statistics.

5.3	Orthovita shall provide KNC with firm written purchase orders (“Purchase Orders”) for Commercial Product in accordance with the lead-times determined and agreed to during the Development

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Program (expected to be between 8-12 weeks) and consistent with Quarterly Commitments; provided, that Orthovita shall have the right, with reasonable lead-times prior to the date of manufacture, and with the consent of KNC which shall not be unreasonably withheld, to issue binding, written change orders to increase or decrease the quantity of such Purchase Orders. Orthovita agrees to accept partial shipments of Commercial Product should it, for any commercially reasonable reason, become necessary to ship in advance of order completion. KNC shall use its commercially reasonable efforts to comply with any reasonable revisions to Purchase Order requirements.

5.4	Within five (5) business days after receipt of a written Purchase Order from Orthovita, KNC shall acknowledge such receipt and confirm whether the order can be supplied, delivery dates, and destinations. Except with respect to “rush” orders, requested delivery dates shall not conflict with KNC’s customary manufacturing lead times. If confirmed as “rush” order (with less than standard lead times and not attributable to KNC’s failure to deliver Commercial Product under previous Purchase Orders), an expediting charge of 25% may be applied by KNC to such delivery. KNC shall use commercially reasonable efforts to accommodate “rush” orders from Orthovita.

5.5	Within fifteen (15) business days after receipt of a Rolling Forecast, or otherwise promptly, KNC shall notify Orthovita of any prospective problems that KNC is aware of that is likely to prevent KNC from meeting Orthovita’s forecasted requirements.

5.6	KNC shall ship Commercial Product to the location(s) designated by Orthovita F.O.B. Exton, Pennsylvania, in accordance with the shipping method specified by Orthovita. Orthovita shall pay the actual documented cost of shipping Commercial Product to Orthovita facilities. Orthovita shall be responsible for all insurance, custom charges and taxes related to shipping and the distribution of the Commercial Product. Title to and risk of loss for all Commercial Product sold hereunder shall pass from KNC to Orthovita at the time of loading for shipment at KNC’s facility onto the carrier designated by Orthovita.

5.7	Orthovita shall determine shipping method and shall bear full responsibility for its shipping method choice for Commercial Product.

5.8	KNC shall invoice (net 30 day terms) Orthovita for the aggregate Commercial Product shipments, and Orthovita shall pay each invoice within such thirty (30) day period. KNC may impose a late payment service charge of 1.5% per month on invoices not paid when due. All payments shall be in United States currency. In the event Orthovita fails to pay for any shipment not in dispute, as provided for in Section 7.2 and 7.3 herein, within seventy-five (75) days after the date of the invoice, declares bankruptcy, makes an assignment for the benefit of creditors or becomes insolvent as outlined in Section 14.1(b), KNC may immediately demand cash on delivery (COD) for any subsequent shipments of Commercial Product under this Agreement and is not obligated to make any further shipments unless in each case it is paid on delivery to the carrier in Exton, and in the case of failure to pay, all undisputed monies due to KNC. Such COD requirements shall be discontinued if (i) in the case of bankruptcy, Orthovita emerges from bankruptcy or (ii) in the case of failure to pay, Orthovita remits in full all undisputed monies due to KNC and demonstrates an ability and willingness to pay on the contractual terms.

6. ROYALTIES AND MINIMUM UNIT SALES

6.1	Royalty Payments. In addition to any amounts to be paid by Orthovita pursuant to Section 5.1, Orthovita shall pay to KNC a royalty equal to [**] of the Net Sales of Commercial Product. For purposes of this Agreement, “Net Sales” means the gross amount invoiced by Orthovita or any Affiliate of Orthovita, Distributors, Licensees or others to end-users of the Commercial Products in the United States and the aggregate sales revenues outside of the United States of the Commercial Products as invoiced by Orthovita, its Licensees or any Affiliate of Orthovita to Distributors or others on sales or other dispositions of Commercial Product, less the following items:

a.	usual, customary and reasonable trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or provision of information;

b.	amounts repaid or credited by reason of rejections, defects, recalls or returns or because of charge-backs, refunds, rebates or retroactive price reductions and reasonable uncollectible write-offs consistent with past practice; and

c.	taxes, excises or other governmental charges upon or measured by the sales, transportation, delivery or use of goods (to the extent directly related to the sale and not refundable in accordance with local law, and not including any taxes or charges against the income derived from such sale).

6.2	In the event Commercial Product is sold together with other items at a single price, or Commercial Product is configured as a combination package containing other products, such single price shall be allocated among the Commercial Product and the other products based on the market price for such products when sold separately, provided, that if either of such products is not also then being sold alone, Orthovita and KNC shall agree upon the market price that could reasonably be expected for that product or a comparable product.

6.3	All such amounts as described in this Section 6 shall be determined from the books and records of Orthovita, such books to be maintained in accordance with U.S. generally accepted accounting principles.

6.4	Royalty Reports and Accounting. (a) Orthovita shall deliver to KNC, within thirty (30) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Commercial Product for such calendar quarter (including any calculations with respect to amounts owing with respect to Commercial Product bundled with other items as set forth in Section 6.2), and units sold during such quarter. Such quarterly reports shall indicate (i) gross sales and Net Sales on a product-by-product basis, and (ii) the calculation of royalties from such Net Sales. When Orthovita delivers such accounting to KNC, it shall also deliver all royalty payments due under Section 6.1 for the calendar quarter. In addition to such quarterly reports, Orthovita shall provide preliminary monthly Net Sales and royalty calculations to KNC within seven (7) days of each month end with information readily available to them in that timeframe.

6.5	Orthovita shall keep complete and accurate records of the latest three (3) years relating to Net Sales. For the sole purpose of verifying royalties payable hereunder, KNC shall have the right annually, at KNC’s expense, to review such records in the location(s) where such records are maintained by Orthovita upon reasonable notice and during regular business hours and under obligations of confidence as provided in Section 9. If a review reflects an underpayment of royalties, such underpayment shall be promptly remitted by Orthovita to KNC. If the underpayment is equal to or greater than five percent (5%) of the royalty amount that was otherwise due, Orthovita agrees that it shall pay all of the costs of such review.

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

6.6	Currency and Method of Payments; Late Payments. All payments under this Agreement shall be made in United States dollars by transfer to such bank account as KNC may designate from time to time. Any royalty payments due hereunder with respect to sales outside of the United States shall be payable in U.S. Dollars; provided, however, that if any payment on account of Net Sales is received by Orthovita in a foreign currency, such amount shall be converted monthly to United States funds at the rate published by Reuters on the last Wednesday of the month in which Net Sales occurred (or such other publicly available source as Orthovita may subsequently utilize generally in its currency accounting procedures, in which case Orthovita shall provide notice to KNC promptly of any such change).

6.7	Tax Withholding. Orthovita shall use all reasonable and legal efforts to reduce required tax withholding on payments made to KNC hereunder. Notwithstanding such efforts, if Orthovita reasonably concludes that tax withholdings under the laws of any country are required with respect to payments to KNC, it shall withhold the required amount and pay it to the appropriate governmental authority, and shall promptly provide KNC with original receipts or other evidence reasonably required and sufficient to allow KNC to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

6.8	Minimum Unit Sales. Orthovita agrees to achieve minimum annual unit sales of the Commercial Product(s) (the “Minimum Unit Sales”) during the first two years after the First Commercial Sale to the end use market. If Orthovita does not achieve the Minimum Unit Sales, the royalty payment due in this Section 6 shall increase to [**]. Minimum Unit Sales following the First Commercial Sale will be as follows (any size/ any dimension) for any of the Commercial Products:

Year One: [**] per year

Year Two: [**] per year

In the event that Orthovita does not achieve Net Sales on Commercial Products sufficient to pay royalties in the amount of [$200,000] cumulatively from the First Commercial Sale during the first three years after the First Commercial Sale, Orthovita shall promptly reimburse KNC for its development costs (at reasonable billable manpower rates) for the Commercial Products, up to a maximum of [**] less the aggregate amount of royalties actually paid to KNC under this Section 6. Minimum Unit Sales for Additional Products will be agreed upon and established after good faith reasonable negotiations by the parties prior to product launch for such Additional Products.

7. QUALITY CONTROL AND REGULATORY COMPLIANCE

7.1	Each delivery of Commercial Product shall be accompanied by KNC’s Certificate of Conformance, as mutually agreed to by the parties.

7.2	Except as provided herein, Orthovita shall accept all Commercial Product delivered in accordance with the terms and conditions of this Agreement. Orthovita (a) may reject any portion of any shipment of Commercial Product if such shipment (i) was not manufactured in material compliance with cGMP and such non-compliance creates safety concerns or invalidates the commercial viability of the Commercial Product (ii) does not conform in all material respects with the Product Specifications, or (iii) is greater than fifteen percent (15%) less than the quantities requested in the Purchase Order, or (b) may reject the portion of the shipment in excess of the quantities requested in the Purchase Order if such shipment exceeds such ordered quantities by more than fifteen percent (15%). In order to reject a shipment, Orthovita must give KNC, within thirty (30) days of receipt of shipment, a reasonably detailed statement of its reasons for rejection and Commercial Product

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

samples demonstrating the purported nonconformance and requesting that KNC either remedy or provide a reasonable plan to promptly remedy such nonconformance. If no such statement is received by KNC then Orthovita shall be deemed to have accepted the shipment of Commercial Product. In the event of timely rejection by Orthovita, KNC shall, within five (5) business days after receipt thereof, notify Orthovita of whether it accepts Orthovita’s notice of nonconformity or it shall be deemed to accept such notice. However:

a.	If KNC disagrees with any purported nonconformity, safety or commercial viability issue raised by Orthovita, then both parties agree to cooperate in good faith and make every reasonable effort to resolve the disagreement. If KNC confirms Orthovita’s rejection under (i) or (ii) above in this Section 7.2, or if Orthovita’s rejection is otherwise due to (iii) above in this Section 7.2, then KNC shall, at its sole expense and option, and in a reasonably prompt manner, but in no event more than sixty (60) days, either replace the nonconforming Commercial Product with conforming Commerical Product or refund to Orthovita the purchase price thereof or credit such amounts if not already paid; and

b.	Commercial Product shall not be returned to KNC without KNC’s prior permission, and then only in a manner and to the destination prescribed by KNC.

7.3	If the parties hereto fail to agree as to whether a delivered quantity of Commercial Product meets its agreed Product Specifications, then the parties shall cooperate to have the Commercial Product in dispute analyzed by a qualified independent testing laboratory selected by KNC to which Orthovita does not have reasonable objection. The following provisions shall apply with respect to the results indicated by such independent laboratory:

a.	If the Commercial Product is determined to have met its Product Specifications, then Orthovita shall bear the costs of the independent laboratory testing and shall accept the shipment of such Commercial Product and promptly pay for such Commercial Product if not yet paid; or

b.	If the Commercial Product is determined not to meet its Product Specifications, then KNC promptly shall bear the cost to replace the affected quantity, or refund amounts paid or credit such amounts if not yet paid, as outlined in Section 7.2(a) and KNC shall bear the costs of the independent laboratory testing.

7.4	In the event of a regulatory audit at Orthovita, which involves any Commercial Product, Orthovita shall notify KNC of such audit promptly after receiving notice thereof but no less than within one week thereof. Pursuant to such notice of audit, KNC shall supply Orthovita with documents required to be reviewed as part of a regulatory audit, related to the Commercial Product, within three business days from a request by Orthovita (or alternatively, KNC shall agree to provide any proprietary information directly to such agency or body within three business days, and shall respond to any inquiries regarding such information with such agency or body).

7.5	KNC shall promptly notify Orthovita whenever a request for a plant inspection is received from the FDA that relates in any way to Commercial Product, and shall promptly advise Orthovita of any scheduled or unscheduled FDA inspection and the results thereof. A copy of Form 483 observations or other applicable reports, which apply to Commercial Product and redacted as deemed necessary by KNC to protect proprietary information, shall be supplied to Orthovita upon its request, within three business days of the request. KNC shall promptly take steps to remedy any valid deficiencies found by the FDA inspectors relating to the manufacture, sterilization and packaging of Commercial

Product, and to respond in writing to the Form 483 observations. KNC shall provide Orthovita with a copy of its responses to any Form 483 observations relating to the Commercial Product in advance of their submission to FDA, redacted of any proprietary information, and shall notify Orthovita of the date such responses are filed with the FDA.

7.6	In the event that either KNC or Orthovita determines that a recall of any one or more Commercial Products is necessary for any reason, KNC or Orthovita, as applicable, shall so notify the other party in writing. Orthovita shall not conduct a voluntary recall of a Commercial Product without prior full consultation of KNC regarding the ramifications, costs, and regulatory strategies associated with such a recall; provided however that Orthovita shall have full authority and responsibility to conduct a recall.

7.7	Orthovita and KNC shall assist and cooperate with each other in giving effect to any necessary recall. KNC shall be responsible for the cost of product replacements of any recall caused by KNC’s shipment of Commercial Product that did not meet Product Specifications in all material respects or Commercial Product that was not manufactured in material compliance with cGMP and the costs associated with return and reshipment including, without limitation, reasonable costs of notifying customers and costs associated with the shipment and reshipment and replacement of such products, including the cost of VITOSS at Orthovita’s standard cost. KNC shall have no other obligations with respect to such recalls, except as may be provided for in Section 15.1. Orthovita shall, however, bear all costs and expenses of any recall caused by Commercial Product design, selection of materials, VITOSS related recalls, misrepresentations (including deceptive or misleading advertising or sales practices) or other acts causing a recall to occur, including, without limitation, costs of notifying customers and costs associated with the shipment and reshipment and replacement of such products. Othovita shall have no other obligations with respect to such recalls, except as may be provided for in Section 15.2.

7.8	KNC shall provide Orthovita access to its sites and quality system records for the purpose of auditing the sites for compliance with the requirements of Section 4.5(c). Any information obtained by Orthovita as a result of such access shall be subject to the provisions of Section 9 hereof. To the extent that KNC reasonably believes that providing Orthovita with access to such sites would compromise KNC’s obligations of confidentiality to third parties or require the disclosure of trade secrets, KNC shall grant such access to an independent third party designated by Orthovita in its reasonable discretion, and reasonably acceptable to KNC, to conduct such audit. Any report furnished by such third party to Orthovita shall be subject to the provisions of Section 9 herein and KNC shall have the right to review any such report and delete any information it deems a trade secret or the disclosure of which would violate such confidentiality obligations, prior to the release of said report to Orthovita.

7.9	KNC shall cooperate with Orthovita to provide any authorizations, documents or information in KNC’s possession, or take such other actions, which Orthovita may reasonably request in order to obtain or maintain any registration, approval, clearance, certification or other authorization with or from any federal, state, local or foreign government agency or any self-regulatory body (or alternatively, KNC shall agree to provide any proprietary information directly to such agency or body in the form of a Master File or comparable document, and shall respond directly to any inquiries regarding such information with such agency or body in accordance with Section 3.7). Orthovita and KNC agree to jointly fund information development and preparation, should such information not be readily available.

7.10	Each party shall keep and maintain complete and accurate records necessary for regulatory compliance for a period of at least five (5) years after the expected life of the Commercial Product or ten (10) years from the date of creation (whichever is less), including all records that ensure the ability to perform complete lot tracing of Commercial Product.

8. INTELLECTUAL PROPERTY RIGHTS

8.1	KNC and Orthovita acknowledge the exclusive right, title, interest and goodwill in and to each trademark, trade name or other Intellectual Property right owned by the other party. Neither KNC nor Orthovita will, at any time or in any way, do or cause to be done any act, or omission, or thing to challenge, contest or in any way impair the right, title, and interest of the other party in such party’s Intellectual Property. Except as otherwise provided in this Agreement, KNC and Orthovita shall not in any manner represent that either has any rights in or to any trademark, trade name or other Intellectual Property right of the other party and each acknowledges that the Permitted Use of any trademark, trade name or other Intellectual Property right of the other shall not create any ownership right, title, or interest in or to any trademark, trade name or other Intellectual Property right of the other party, notwithstanding such Permitted Use being under a limited license subject to the terms of this Agreement.

8.2	It is anticipated that during the Term of the Agreement, one or more inventions will be made by one or both of the parties hereto within the Field and in furtherance of performance under this Agreement. Inventorship of all such inventions shall be determined in accordance with the patent laws of the United States. Inventions made solely by persons employed or owing a duty to assign to Orthovita shall be owned solely by Orthovita. Inventions made solely by persons employed or owing a duty to assign to KNC shall be owned solely by KNC. Inventions made jointly by one or more persons from each of Orthovita and KNC shall be considered to be joint inventions and are to be subject to the following Sections 8.3, 8.4 and 8.5.

8.3	Once a joint invention has been identified, the parties shall meet and confer with a view toward determining the best way to protect and exploit such invention. The parties shall at all times proceed in good faith in this undertaking and shall determine which of the two parties is in the best position to control patents arising from such inventions. The party decided upon as being most appropriate to exercise control of an invention shall have the obligation to secure appropriate US and international patent protection. Apportionment of costs attendant to such protection shall also be decided. In determining which party shall control an invention, the parties shall be mindful of the commercial capabilities of the parties to bring the invention to the marketplace. The likelihood that FDA or other regulatory approval may be needed in order to secure commercialization shall also be a factor considered in this evaluation. In general, improvements to each party’s existing Intellectual Property in the form of continuations or continuations-in-part to filed or issued patents shall be owned and assigned to such existing Intellectual Property’s owner. Each party will, if reasonably requested, sign all documents and do all acts and deeds necessary or desirable to perfect the rights of joint inventions.

8.4	Notwithstanding any other clause of this Agreement, any Intellectual Property arising out of this Agreement, where jointly developed by Orthovita and KNC, regardless of whether letters patent are applied for or received by one party or the other, shall be deemed to be jointly owned and available for use to both Orthovita and KNC. [**].

8.5	In the event that the parties are unable to agree upon how control and exploitation of a joint invention shall be accomplished, the parties agree to submit the matter to non-binding mediation. Such

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

mediation, if required, shall be undertaken by a single individual who is registered to practice before the U.S. Patent and Trademark Office, who is skilled in the chemical, biological and medical arts, and who is familiar with whatever regulatory considerations attend the field most closely related to the invention in question. The fees for such mediator shall be shared equally by the parties. No written record of the mediation shall be kept save as the same is reflected in the ensuing control and exploitation agreement.

8.6	[**].

9. CONFIDENTIAL INFORMATION

9.1	The parties agree:

a.	To receive and hold all Confidential Information in strict confidence and to disclose such Confidential Information only to its employees and representatives who have a need to know the Confidential Information. Without affecting the generality of the foregoing, the Receiving Party will exercise no less care to safeguard the Confidential Information than it exercises in safeguarding its own Confidential Information and will be responsible for any breach of the provisions of Article 9 by its employees and representatives (including its employees who, subsequent to the first disclosure of Confidential Information, become former employees);

b.	That the Receiving Party shall not, directly or indirectly, disclose or use the Confidential Information, in whole or in part, for any purposes other than those contemplated herein. Without affecting the generality of the foregoing, the Receiving Party shall not, directly or indirectly, disclose any such Confidential Information to any third party or use the Confidential Information for the benefit of any third party;

c.	That neither party shall, without the prior written consent of the other party, disclose to any third party the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the business relationship of the parties. Any approved disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure;

d.	That money damages would not be a sufficient remedy for a breach of this Article 9 and that the non-breaching party shall be entitled to equitable relief (including, but not limited to, a temporary restraining order or an injunction or specific performance) in the event of any breach of the provisions of this Article 9;

e.	The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action by the Disclosing Party to the Receiving Party under any of the Disclosing Party’s patents or other Intellectual Property rights;

f.	Upon the Disclosing Party’s request, upon termination or expiration of this Agreement, the Receiving Party shall immediately return all written, graphic and other tangible forms of the Confidential Information (and all copies thereof) in the Receiving Party’s possession or control except for one copy which may be retained for legal archival purposes only; and

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

g.	The obligations of the Receiving Party regarding disclosure and use of Confidential Information shall survive the termination of this Agreement and shall continue for ten (10) years after the date of termination of this Agreement.

10. PUBLICITY

10.1	During the Term and thereafter, except as required by applicable law, neither party shall, without securing the prior written consent of the other party, release the terms of this Agreement to any third party or publicly announce the terms of this Agreement. During the Term and thereafter, either party may disclose the existence and general nature of this agreement in press releases, shareholder reports, quarterly and annual corporate reports, Securities and Exchange Commission filings and public or private equity offerings; provided however, that each party shall give the other reasonable time to review and comment on written material related to the other party. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon among the parties in advance of such announcement, and shall not include information that either party reasonably deems inappropriate for disclosure.

11. WARRANTIES AND REPRESENTATIONS

11.1	Subject to the provisions set forth in this Section 11.1 and Section 15.4, KNC warrants: (i) that all Commercial Product delivered hereunder shall conform in all material respects to the Product Specifications at the time of shipment; (ii) that all Commercial Product shall be manufactured substantially in accordance with (a) QSR, including cGMP, as required by the Federal Food, Drug and Cosmetic Act (the “Act”), (b) the pertinent rules and regulations of the FDA and (c) the EU Medical Device Directive; and (iii) that no Commercial Product delivered hereunder shall at time of shipment be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, provided such laws are constituted and effective at the time of such delivery (collectively, the “Product Warranties”). These Product Warranties shall be null and void and shall not apply to any Commercial Product which is in any way altered, modified, damaged or replaced by any person other than KNC or which is abused or misused whether intentionally or accidentally after KNC presents the Commercial Product to the carrier selected by Orthovita.

11.2	[**].

11.3	Orthovita represents and warrants that it is and will remain in material compliance with all applicable laws and governmental authorities and governmental approvals affecting the use, possession, distribution, labeling, advertising and all forms of promotion in connection with the sale and distribution of Commercial Product, and that it and its representatives will not use or make any deceptive, misleading, manipulative or intentionally or recklessly inaccurate marketing or advertising materials, packaging, presentations or statements.

11.4	Each party represents and warrants that it is and will remain in material compliance with all applicable federal, state and local laws, regulations and orders as they may apply to this Agreement.

11.5	KNC and Orthovita each represent and warrant for itself that (i) it is duly incorporated and validly existing and in good standing under the laws of the state of its incorporation, (ii) it has the full right, power, and authority to execute and perform this Agreement, (iii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such party is a party or to which it is

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

bound, and (iv) this Agreement represents a valid, legally binding obligation of it, enforceable against it in accordance with its terms.

11.6	EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED. SPECIFICALLY, KNC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE EVEN WHEN THE USE OR PURPOSE IS KNOWN TO KNC.

12. ASSIGNMENT

12.1	Neither party may assign or transfer this Agreement, in whole or in part, to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, either party to this Agreement may, upon prior written notice to the other party, assign or otherwise transfer this Agreement, without the other party’s consent, to a third party with whom such party to this Agreement consolidates or merges or to whom such party to this Agreement sells all or substantially all of its stock or assets.

12.2	This Agreement will bind and inure to the benefit of the respective successors and permitted assigns, whether so expressed or not.

13. INSURANCE

13.1	KNC and Orthovita shall each obtain and maintain at all times during the Term following the First Commercial Sale during the Term, product liability insurance in the amount of at least [**] and shall deliver to the other party a certificate evidencing such insurance. Each party shall notify the other party in writing at least thirty (30) days prior to cancellation of or any material change in policy. The fulfillment of the insurance obligations hereunder shall not otherwise relieve a party of any liability assumed by it hereunder or in any way modify its obligations to indemnify the other party under the terms of this Agreement.

14. TERMINATION

14.1	KNC shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail to Orthovita under the following circumstances, unless the circumstances are remedied or cured within said sixty (60) day notice period:

a.	if any amounts due KNC are unpaid, unless in dispute as outlined in Section 7.2;

b.	if Orthovita declares bankruptcy, Orthovita makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of Orthovita’s assets, or any other proceeding under law for the entry of an order for the relief of creditors shall be instituted which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof or if Orthovita shall become insolvent; or

c.	if Orthovita materially breaches its obligations under this Agreement.

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

14.2	Orthovita shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail to KNC under the following circumstances, unless the circumstances are remedied or cured within said sixty (60) day notice period:

a.	if KNC is unable to supply Orthovita with commercially reasonable quantities, defined as [**];

b.	if KNC declares bankruptcy, KNC makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of KNC’s assets, or any other proceeding under law for the entry of an order for the relief of creditors shall be instituted which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof or if KNC shall become insolvent; or

c.	if KNC materially breaches its obligations under this Agreement.

14.3	Upon termination or expiration of this Agreement for any reason, including the end of the Term as defined in Section 2, nothing herein shall be construed to release either party from any obligation, which matured prior to the effective date of termination. The obligations of parties undertaken pursuant to Sections 4.6 (h), 7 (other than Section 7.10), 8, 10, 11 and 15, and the definition of any term used in those Sections shall survive any expiration or termination of this Agreement for a period of five years, except that Section 9 shall survive for a period of ten years and Section 7.10 shall survive as stipulated therein.

15. INDEMNIFICATION

15.1	KNC agrees to indemnify, defend and hold Orthovita and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, an “Orthovita Indemnified Party”) harmless from and against any and all Claims of third parties for any Losses arising out of or resulting from: (i) the failure of KNC to ship Commercial Product that meets the Product Specifications in all material respects or that is manufactured in material compliance with cGMP or other applicable laws and regulations; (ii) any KNC breach of a representation, warranty, covenant or obligation in this Agreement; (iii) any gross negligence, recklessness or wrongful intentional acts or omissions of KNC or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement; or (iv) [**], in each case, only, to the extent not due to the gross negligence, recklessness or wrongful intentional acts or omissions of an Orthovita Indemnified Party, or to the extent such Claims are otherwise subject to indemnification under Section 15.2.

15.2	Orthovita agrees to indemnify, defend and hold KNC and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, a “KNC Indemnified Party”) harmless from and against any and all Claims of third parties for any Losses arising out of or resulting from: (i) any actual or alleged defects in the design of any Commercial Product and/or the Orthovita-provided Product Specifications or Product Drawings; (ii) the use of any Initial Product (in clinical trials or otherwise) or Commercial Product, whether used singly or in combination with other products which resulted in harm, injury or death of any person; (iii) any Orthovita breach of a representation, warranty, covenant or obligation in this Agreement; (iv) any gross negligence, recklessness or wrongful intentional acts or omissions of Orthovita or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

(v) [**]; or (vi) Orthovita’s advertising, promoting, marketing, distributing and selling activities of Commercial Product that are not in accordance with law or regulation, in each case, only to the extent not due to the gross negligence, recklessness or wrongful intentional acts or omissions of a KNC Indemnified Party, or to the extent such Claims are otherwise subject to indemnification under Section 15.1.

15.3	Procedure for Indemnification.

(a) Notice. Each party will notify promptly the other if it becomes aware of a Claim (actual or potential) by any third party (a “Third Party Claim”) for which indemnification may be sought by that party and will give such information with respect thereto as the other party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any party for which such party may seek an indemnity under Section 15.1 or 15.2, as the case may be (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such party to notify the Indemnifying Party of the Claim materially prejudices the defense of such Third Party Claim.

(b) Defense of Claim. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within fifteen (15) days after the receipt of written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”); provided, that the Indemnifying Party expressly agrees the Indemnifying Party shall be responsible for satisfying and discharging any award made to the third party as a result of such proceedings or settlement amount agreed with the third party in respect of the Third Party Claim without prejudice to any provision in this Agreement or right at law which will allow the Indemnifying Party subsequently to recover any amount from the Indemnified Party to the extent the liability under such settlement or award was attributable to the Indemnified Party. Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any Third Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such Third Party Claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the

**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. If the Litigation Condition is not met, then neither party shall have the right to control the defense of such Third Party Claim and the parties shall cooperate in and be consulted on the material aspects of such defense at the each party’s own expense; provided, that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

(c) Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 15.3(c), in which case the Indemnifying Party shall be relieved of liability under Section 15.1 or 15.2, as applicable, solely for such Third Party Claim and related Losses.

15.4	EXCEPT AS OTHERWISE PROVIDED ELSEWHERE IN THIS AGREEMENT, NONE OF THE PARTIES SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES, WHETHER ARISING IN CONTRACT (INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT OR BREACH OF WARRANTY), IN TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY OF RELIEF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF AS A RESULT ANY REMEDY ARISING HEREUNDER OR UNDER APPLICABLE LAW FAILS FOR ITS ESSENTIAL PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS SECTION 15.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS.

16. MISCELLANEOUS PROVISIONS

16.1	Independent Contractor. Neither party shall have the right, power or authority to assume or create any obligations or responsibility expressed or implied, on behalf of, or in the name of, the other party, or to bind the other party in any manner or to any extent whatsoever, without the prior written approval and acceptance of the other party. Each of the parties hereto is an independent contractor for the purposes of this Agreement and nothing contained herein shall be deemed or construed to create the relationship of agency, partnership or joint venture or any other association except that of an independent contractor relationship.

16.2	Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on each party only if such amendment or waiver is set forth in a writing executed by such parties. Waiver of a breach of the Agreement shall not constitute a waiver of any other subsequent breach of the Agreement. The waiver of any provision of this Agreement shall not constitute a continuing waiver of that provision or a waiver of any other provision of this Agreement.

16.3	Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by overnight mail, return receipt requested. Notices, demands and communications will, unless another address is specified in writing, be sent to the addresses set forth as follows:

If to ORTHOVITA:	Antony Koblish
President and CEO Orthovita, Inc. 45 Great Valley Parkway Malvern, PA 19355

If to KNC:	Joseph W. Kaufmann
President and CEO Kensey Nash Corporation 55 East Uwchlan Avenue Exton, PA 19341

16.4	Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.5	Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede all prior understandings, agreements and representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16.6	Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

16.7	Governing Law. The law of the Commonwealth of Pennsylvania will govern, without regard to the conflicts of law provisions thereof, all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

16.8	Headings. Section headings used in this Agreement are for convenience only and form no part or in any way modify or define the text of meaning or any provision of this Agreement.

16.9	Force Majeure. Neither party shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement where such failure has been directly or indirectly caused by any act of God, fire, war, or any other cause outside the reasonable control of that party, and occurring without its fault or negligence, including without limitation, transportation delays of carriers or suppliers or the happening of unforeseen acts of misfortune or casualty by which performance hereunder is delayed or prevented. The party whose performance has been so interrupted shall give the other party prompt notice of the interruption and the cause thereof, and shall use its commercially reasonable efforts to resume full performance of this Agreement as soon as possible.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.

ORTHOVITA, INC		KENSEY NASH CORPORATION

By:	/S/ ANTONY KOBLISH	By:	/S/ JOSEPH W. KAUFMANN
	Antony Koblish		Joseph W. Kaufmann

SCHEDULE A – DEVELOPMENT PLAN

General

•	Orthovita shall be responsible for maintaining a design history file in accordance with design controls throughout the development process for all of the Initial Products.

•	In general, the three Initial Products will be developed in parallel, dictated from time to time by varying development issues and timeframes, and Orthovita priorities, provided however there is a recognition by both parties that resources available to the Development Plan are not unlimited.

•	The goal of the Development Plan is to have one or more submissions to the FDA for 510K products by the end of 2003.

•	Prior to commercialization of any Initial Product, each party will be allowed to conduct a full Quality System Audit of the other party.

•	It is anticipated that from time to time throughout the Development Program, that the parties will discuss and give preliminary targets for certain items to be negotiated concerning the commercialization of the Initial Products, including Transfer Prices, final Product Specifications, lead times, etc. The parties expect to work in good faith to identify concerns related to these and other topics as soon as reasonably practical and work in good faith to resolve them.

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Progress as of the Execution Date of the Agreement:

•	[**]
•	Preliminary feasibility established by in-situ, non-survival animal evaluations of initial concept prototypes for both concepts
•	Prototypes developed for 6-month canine study for [**]
•	Six-month canine study initiated for both concepts
•	Preliminary designs presented by Orthovita for surgeon feedback

[**]

Progress to date:

•	Product concept established
•	Preliminary feasibility established by in-situ, non-survival animal evaluations of initial concept prototypes
•	Parts developed for six month canine study
•	Six month canine study initiated

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**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Progress to date:

•	Product concept established
•	Prototypes are being developed by KNC

Next Steps for Each of the Initial Products:

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**	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.